Exhibit 10.3
WAIVER
This Waiver (this “Agreement”), dated as of December 14, 2016, is made by and between JGB (Cayman) Newton Ltd. (the “Holder”), JGB Collateral, LLC, as agent for the Holder (“Agent”), Galena Biopharma, Inc., a Delaware corporation (the “Company”), and each Guarantor (as defined below) signatory hereto.
WHEREAS, the Holder and the Company have entered into a Securities Purchase Agreement dated as of May 10, 2016 (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its provisions, the “Securities Purchase Agreement”), whereby the Company issued and sold to the Holder, and the Holder purchased from the Company, a 9% Original Issue Discount Senior Secured Convertible Debenture in the original principal amount of $25,350,000 (as amended and restated on August 22, 2016, the “Debenture”);
WHEREAS, the Company’s obligations under the Debenture and the other Transaction Documents (as defined in the Securities Purchase Agreement) are unconditionally guaranteed by each of the entities executing this Agreement as a guarantor (collectively, the “Guarantors” and each a “Guarantor”) pursuant to a subsidiary guaranty dated May 10, 2016 (the “Subsidiary Guaranty”);
WHEREAS, as security for all of the indebtedness and obligations due to Holders under the Debenture and the other Transaction Documents (collectively, the “Obligations”), Company and the Guarantors executed and delivered to the Agent a Security Agreement dated as of May 10, 2016 (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its provisions, the “Security Agreement”), granting to the Agent on behalf of Holder a security interest in the collateral, as defined in the Security Agreement (the “Collateral”); and
WHEREAS, an Equity Conditions Failure (as defined in the Debenture) has occurred and is continuing as a result of the VWAP (as defined in the Debenture) for the Common Stock not being at least $4.00 per share (the “Specified ECF”) and the Company and the Guarantors have requested that the Holder waive the Specified ECF subject to the terms and conditions contained herein.
NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
Definitions. Capitalized terms used and not defined in this Agreement shall have the respective meanings given them in the Debenture.
Borrower and Guarantor Acknowledgments. The Company and the Guarantors acknowledge and agree that:
Transaction Documents. The Debenture, the Securities Purchase Agreement, the Subsidiary Guaranty, the Security Agreement, this Agreement, the other Transaction Documents and all other agreements, instruments and other documents executed in connection with or relating thereto (collectively, the “Debenture Documents”) are legal, valid, binding and enforceable against the Company and Guarantors in accordance with their terms.
Obligations. The respective obligations of the Company and the Guarantors under the Debenture Documents are not subject to any setoff, deduction, claim, counterclaim or defenses of any kind or character whatsoever.
Collateral. The Agent (on behalf of the Holder) has valid, enforceable and perfected first priority security interests in and liens on the Collateral (as defined in the Security Agreement), as to which there are no setoffs, deductions, claims, counterclaims or defenses of any kind or character whatsoever. Nothing contained herein shall impair or limit the continuation of the Agent’s liens and security interests in the Collateral or the continued perfection or priority thereof.
Holder Conduct. The Holder and the Agent have fully and timely performed all of its obligations and duties in compliance with the Debenture Documents and applicable law, and has acted reasonably, in good faith and appropriately under the circumstances.
Waiver of Specified ECF. Solely with respect to the calendar months of December 2016, January 2017, February 2017 and March 2017 (collectively, the “Specified Months”), Holder hereby waives the requirement of paragraph (i) of the definition of “Equity Conditions” set forth in Section 1 of the Debenture; provided, however, that, the foregoing waiver shall be subject to the following conditions: (a) with respect to each Specified Month, the VWAP of the Common Stock is not less than $1.00 per share (appropriately adjusted for any stock split, stock dividend, stock combination, stock buy-back or other similar transaction) on any Trading Day of such Specified Month, (b) no Event of Default has occurred and is continuing, and (c) the Company’s Cash on Hand exceeds the outstanding principal amount of the Debenture by at least $10,000,000 (clauses (a) – (c), the “Waiver Conditions”); provided, further, however, that, notwithstanding anything set forth in the Debenture to the contrary. Holder shall be entitled, at its option, to receive a portion of the Monthly Allowance for each Specified Month up to $1,000,000 in cash notwithstanding that the Debenture may be deemed to be Stock On. For the avoidance of doubt, in the event that any Waiver Condition fails to be satisfied during any Specified Month, the Debenture shall automatically be Stock Off for the remainder of such calendar month and the Holder shall be entitled to receive the entire Monthly Allowance for such Specified Month in cash (but may still request shares of Common Stock). Notwithstanding the foregoing waiver, the Company may not exercise the Company Force Right so long as the Equity Conditions are not satisfied precisely as written in the Debenture without regard to this Agreement.
Monthly Allowance for Specified Months. The parties agree that the Monthly Allowance for each Specified Month shall be an amount equal $1,500,000 per Specified Month. The Holder intends to redeem $1,500,000 of the Debenture during each Specified Month, but (for the avoidance of doubt) Holder shall be under no obligation to do so. Far the avoidance of doubt, the Company may not increase the Monthly Allowance during the Specified Months without the prior written consent of the Holder.
Condition Subsequent. Within fifteen (15) calendar days of the date hereof, the Company shall (a) withdraw from the Account all cash and/or Cash Equivalents in excess of eighteen million five hundred thousand dollars ($18,500,000) and deposit such funds into a separate account (“Separate Account”) and (b) cause an amendment to the Securities Account Control Agreement, in a form acceptable to the Holder, to be executed by the Company, U.S Bank, N.A. and SVB Asset Management such that the Company may not make withdrawals from the Account without the prior written consent of the Holder. For the avoidance of doubt, after such time that the outstanding Principal Amount of the Debenture is less than $18,500,000, the Holder shall, on a monthly basis, provided that no Event of Default has occurred and is continuing, provide written instructions in accordance; with the Securities Account Control Agreement, as amended, with respect to the Account to wire transfer within three (3) Business Days after the end of the month any funds in excess of the outstanding Principal Amount of the Debenture to an account of the Company identified to the Holder in writing. The Company and the Agent will enter into a standard account control with respect to the Separate Account as soon as possible after the date hereof.
Special Redemption Rights. With respect to each calendar month, if the price per share of Common Stock on a principal Trading Market (including any intra-Trading Day Price) at any point in time of any Trading Day exceeds the closing price per share of the common Stock on the immediately preceding Trading Day by more than twenty-five percent (2 5%), regardless if the Debenture is Stock On or Stock Off, the Holder, at its option, may redeem any portion of the outstanding principal amount of the Debenture in Common Stock (the “Special Redemption”) in accordance with Section 4(a) of the Debenture The Special Redemption shall be in addition to the Monthly Allowance. In any calendar month in which the Holder elects to make a Special Redemption, all Holder Redemptions during such calendar month subsequent to such Special Redemption, shall, provided that the Waiver Conditions are satisfied, be made in shares of Common Stock, not cash.
Modification to the Debenture. The Company, the Agent and the Holder hereby agree that the reference to “three (3) Holder Redemption Notices in Section 4(a)(i)(D) of the Debenture shall be replaced with “five (5) Holder Redemption Notices.”
Limitation of Waiver; No Modification.
Limitation of Waiver. The waiver set forth above shall be limited precisely as written and relates solely to clause (i) of the definition of “Equity Conditions” set forth in Section 1 of the Debenture and solely with respect to the Specified Months in the manner and to the extent described above and nothing in this Agreement shall be deemed to:
constitute a waiver of compliance by the Company or any Guarantor with respect to any other term, provision or condition of the Debenture or any other Debenture Document, or any other instrument or agreement referred to therein; or
prejudice any right or remedy that the Holder at any time under the Debenture may now have or may have in the future under or in connection with the Debenture or any other Debenture Document, or any other instrument or agreement referred to therein.
No Modification. Other than Section 7 of this Agreement, nothing contained in this Agreement shall be deemed or construed to amend, supplement or modify the Debenture Agreement or otherwise affect the rights and obligations of any party thereto, all of which remain in full force and effect.

Representations, Warranties and Covenants. The Company and each Guarantor represents and warrants to the Holder that, as of the date hereof that (1) no Event of Default under the Debenture has occurred or is continuing, (2) the Company and each Guarantor has complied in all material respects with their respective obligations under the Debenture Documents, and (3) the Company’s execution and delivery of this Agreement does not conflict with, and will not result in a default or violation under, any other agreement or instrument to which the Company or any Guarantor is a party.
Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company, each Guarantor and the Holder, and each of their respective successors and assigns.
Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. The parties agree that the state and federal courts located in New York County, New York shall have exclusive jurisdiction over any action, proceeding or dispute arising out of this Agreement and the parties submit to the personal jurisdiction of such courts.
Counterparts. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same agreement, and any party hereto may execute this Agreement by signing and delivering one or more counterparts. Delivery of an executed counterpart of this Agreement electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Agreement.
Disclosure. The Company confirms that neither it nor any other person or entity acting on its behalf has provided Holder or its counsel with any information that constitutes or might constitute material, nonpublic information.
[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
Galena Biopharma, Inc.,
as Company
By:    _/s/ Mark W. Schwarz____
Name: Mark W. Schwartz, Ph.D.
Title: President & CEO
Apthera, Inc., as Guarantor

By___/s/ Mark W. Schwarz____
Name: Mark W. Schwartz, Ph.D.
Title: President & CEO
Mills Pharmaceuticals, LLC, as Guarantor

By___/s/ Mark W. Schwarz_____
Name: Mark W. Schwartz, Ph.D.
Title: President & CEO
JGB (Cayman) Newton Ltd., as Holder

By___/s/ Brett Cohen____
Name: Brett Cohen
Title: President & CEO
JGB Collateral LLC, as Agent
By____ s/ Brett Cohen____
Name: Brett Cohen
Title: President